        Exhibit 10.15

Loan Agreement

Agreement Code: 44010120100000539

Borrower (full name): Foshan City SLP Special Materials Co., Ltd.
Lender(full name): Foshan Nanhai Shishan Branch of China Agriculture Bank Stock Co., Ltd.
According to relevant laws and regulations of PRC, through negotiated consensus, Borrow and Lender entered into this Agreement.

Article 1 Loan
1.	Loan Classification: Short Term Working Fund Loan

2.	Loan Application: Purchase raw materials

3.	Currency and Amount of Loan: RMB 20,000,000

4.	(1) Loan Term：Time of Issue: 07/27/2010 — RMB 20,000,000. Time of Repayment: 12/26/2010—RMB 20,000,000
(2) If either of the amount of loan, time of issue and time of repayment is inconsistent with Loan Note, the Loan Note shall be regarded as final standard. Loan Note is considered a part of this Agreement and has the same legal effect as this Agreement.
(3) If the loan under this Agreement is in the form of foreign currency, the principal and interest of the loan shall be repaid by the same foreign currency.

5.	Interest of the Loan
RMB loan interest shall be set according to the subsection（1）
(1) Floating interest rate.
Loan Interest Rate will be increased for 20% based upon Interest Rate , as a result of such floating interest rate an annual interest rate of 5.832% shall be enforced. Interest rate standard for a loan less than 5 years(including 5-year) shall be the same-period standard interest rate of RMB loan  adopted by the People’s Bank of China; Interest rate standard for a loan more than 5 years shall be the standard interest rate of RMB loan adopted by the People’s Bank of China plus ______ percents.
The circle for adjusting Interest rate shall be 3 months. If the People’s Bank of China adjusted its standard interest rate for RMB loan, the lender shall use the modified standard interest rate of corresponding term and category and the aforesaid computation method to set and enforce new loan interest rate at the corresponding borrowing date of the first month of the borrowing circle following the adjustment date of standard interest rate. Lender is not obligated to notify borrower of such change. If the adjustment date of standard interest rate is the same day as the issue date or the corresponding borrowing date of the first month of such borrowing circle, the new enforceable loan interest rate shall be set on the day of adjustment of standard interest rate. If there is no corresponding borrowing day, the last day of such month shall be considered corresponding borrowing day.

6.  Settle Interests
  The loan interest under this Agreement shall be settled monthly, the day for settling interest shall be the 20th day of each month. The borrower shall pay the interest on the day of settlement. If the day for the final payment of principal amount does not correspond to the interest settlement day, the unpaid interest shall be paid with the principal amount (daily interest rate =monthly interest rate/30)

Article 2 If the following conditions are not satisfied, the lender may choose to not  providing the loan under this Agreement:

1.	Borrower shall set up a Basic Savings Account at the Lender’s place.
2.	Borrower shall supply related documents, materials and complete relevant procedure according to Lender’s request.
3.
If the loan under this Agreement is in the form of foreign currency, Borrower shall complete the approval, registration and all other legal procedures under this Agreement according to relevant regulations.

4.
If the loan is guaranteed by mortgage and pledge, all the legal procedures of registration and/or insurance has been completed according to Lender’s requests, and such guaranty and insurance keep their respective validity continuously. If the loan under this Agreement is guaranteed by guaranty, guaranty agreement has been signed and come into effect.

Article 3. the rights and obligations of Lender
1.
Lender is entitled to know the production management, financial operation, asset storage and the use of loan of Borrower. Lender may ask borrower to supply financial statements and other documents, material and information.

2.
The Lender may stop issuing loan or ask for repayment of loan before the end of the loan period if borrower has gone through the situations which is sufficed to adversely affect borrower’s security, including but not limited to the conditions  enumerated in items 7,8 and 10 of article 4.

3.
Lender may choose to deduct from Borrower’s any bank accounts the principal loan, interest, penalty interest, compound interest and other fees incurred by borrower, while collecting those payments or collecting them in advance.

4.
If the repayment by Borrower is not sufficient to satisfy the obligated amount under this agreement, Lender may choose to allocate such payment to pay off principal loan, interest, penalty interest, compound interest or fees.

5.	Lender may publicly disclose Borrower’s breach of contract, if Borrower is not able to perform repayment obligation.

6.	Lender shall issue each loan fully to Borrower at regular intervals.

Article 4. the rights and obligations of Borrower
1.	Borrower is entitled to get and use loan according to this Agreement.
2.	Borrower is entitled to conduct account clearing and deposit related to the loan through the account provided for by article 2 of this Agreement.
3.
If the loan under this Agreement is in the form of foreign currency, all the approval, registration and other legal proceedings related to this loan shall be resolved according to relevant regulations.

4.
Borrower shall repay the principal and interest on time. If Borrower needs to extend the due date of the loan, he shall submit a written application form to Lender 15 days prior to the due date of the loan. Upon confirmation by Lender, an extension agreement shall be signed by both parties.

5.	Borrower shall use the loan according to this Agreement, a misappropriation and diversion of the loan is not permitted.
6.
Borrower shall provide true, complete, valid financial statements or other relevant materials, information to Lender. Borrower shall positively assist Lender in the inspection of its production management, financial operation and the use of loan under this Agreement.

7.
Borrower shall give Lender prior written notice, if anything occurred which is sufficient to change the debtor-creditor relationship or affect the capability of repayment by Lender such as engaging in any contract arrangement, lease, shareholding restructure, alliance, combinations, mergers, separation, joint venture, asset transfer, applying for suspension of business, dissolution and bankruptcy. Borrower is not permitted to proceed with aforesaid action unless a written notice is given to Lender and after confirmation by Lender, an arrangement of repayment of loan on time or in advance is finally realized.

8.
Borrower shall immediately notify Lender and conduct debt security measures that are confirmed by Lender, if anything other than the abovementioned activity occurred and which has a material adverse effect on the capability of Borrower to repay the loan, including suspension of production, shut down, cancellation of registration, cancellation of business license, legal representative or principal are engaged in illegal activity or involved in substantial litigation or arbitration, substantial hardship to production and operation, deteriorated financial conditions.

9.
If Borrower offers guaranty for the debt of other person or mortgages or pledges its principal assets to the third person, and its capability to repay the loan under this Agreement may thus be affected by such behavior, Borrower shall give  Lender written notice in advance and get its approval to proceed.

10.	Borrower and investors shall not misappropriate capital, divert asset or conduct unauthorized transfer of their shares in order to escape from the obligation of repayment.
11.	Borrower shall immediately notify Lender in a written form of any modification of its name, legal representative, residency, operation range.

12.
Borrower shall provide other guarantee measures acknowledged by Lender, if either of the following matters happen: the guarantor of loan under this Agreement has gone through suspension of  its production, shut down, cancellation of registration, cancellation of business license, bankruptcy and operation loss, which rendered it unable to meet its guarantee obligation either partially or entirely; or the mortgage, pledge, pledged rights supposed to guarantee the loan obligation under this Agreement decreased in their value.

13.
Borrower shall undertake to pay the fees originating from lawyer service, insurance, transportation, evaluation, registration, custodian, identification and notarization, which are related to this Agreement or the guaranty under this Agreement.

Article 5. Repayment in Advance
Borrower shall get permission from Lender to repay the loan in advance. If Lender accepts such repayment from Borrower, an interest will be calculated and imposed upon the advanced payment according to the following method:
1.	Have the enforceable interest indicated in this Agreement adjusted upward for 0% according to actual loan period.

Article 6. Liability of Breach of Agreement
1.
Lender shall pay damages to Borrower based upon the amount involved in the breach and the delayed days in the payment, if Lender did not issue loan to Borrower according to the terms of this Agreement and Borrower is therefore suffered loss.   The method of calculating the total amount of damages is the same as the one used in calculating the interest of deferred repayment of loan at the same period.

2.
If Borrower does not repay the principal of loan according to the deadline indicated in this Agreement, Lender shall impose a penalty interest upon Borrower until all the principal and interest are paid off. Such penalty interest shall be paid at a rate which is 50% higher than the enforceable loan interest rate indicated in this Agreement. During the time the repayment of loan is overdue, if the loan is in the form of RMB and the current standard interest rate for RMB loan is increased by People’s Bank of China, the penalty interest rate will be increased correspondingly since the same date of the aforesaid increased loan interest rate.

3.
If Borrower does not use the loan in the way required by this Agreement, Lender shall impose a penalty interest upon Borrower with respect to the portion of the loan which is used other than ways indicated by this Agreement until all the principal and interest are paid off. Starting from the date of use violation, such penalty interest shall be paid at a rate which is 50% higher than the enforceable loan interest rate indicated in this Agreement. During this period, if the loan is in the form of RMB and the current standard interest rate for RMB loan is increased by People’s Bank of China, the penalty interest rate will be increased correspondingly since the same date of the aforesaid increased loan interest rate.

4.	With respect to the unpaid interest which should have been paid, Lender shall impose a compound interest according to the regulations issued by People’s Bank of China.

5.
Borrower is in violation of its obligations under this Agreement, Lender is entitled to ask Borrower to correct its breaching behavior in a limited time frame, stop issuing loan, collect the issued loan before the repayment obligation is due, declare that other loans between Borrower and Lender become immediate due or conduct other asset safeguard measures.

6.
If any guarantor under this Agreement is in violation of the obligations under the guarantee agreement, Lender is entitled to stop issue loan, collect the issued loan before the repayment obligation is due or other asset safeguard measures.

7.
If Lender resorts to litigation or arbitration measures to realize credit because of breach by Borrower, Borrower shall be responsible for Lender expenditures incurred in hiring lawyer, travelling, and other fees used to realize credit.

Article 7 Loan Guaranty
The forms of surety under this Agreement shall be mortgage and guaranty, surety agreement shall be signed at other convenient time. If maximum amount surety is adopted, the surety agreement codes shall be  44906200900004008, 44906200800001531.

Article 8 Disputes Resolution
If any disputes occurred in the process of performance of this Agreement, both parties shall negotiate to settle. Both parties shall also present the disputes to the People’s Court where Lender resides.
During the time of litigation, the provisions not in dispute shall also be enforced.

Article 9 Miscellaneous

Article 10 Effectiveness of this Agreement
This Agreement shall become effective since the date of signatures or seals by Lender and Borrower.

Article 11 Copies of Agreement
This Agreement is in duplicate, each party has one copy.

Article 12 Reminder
Lender has suggested that Borrower should make a thorough, accurate understanding with respect to the provisions of this Agreement. Lender has also explained to Borrower regarding the contents of corresponding provisions of this Agreement upon the requests of Borrower. Both parties have the same understanding with respect to this Agreement.

Borrower (SEAL)
Legal Representative
Or Authorized Agent

Lender (SEAL)
Responsible or Authorized Agent

Date: 07/27/2010

Place:     Nanhai District